EXHIBIT 10.3

                        SUBLICENSE AND SERVICES AGREEMENT

            THIS AGREEMENT made as of the 9th day of November, 2006.

BETWEEN:

          GOLDEN PALACE LIMITED,
          a corporation incorporated under the laws of Antigua and Barbuda,

          (hereinafter referred to as "GP")

AND:

          GET21 LIMITED
          a corporation incorporated under the laws of Isle of Man.

          (hereinafter referred to as "GET21")

WHEREAS: GET21 owns several domain names, including but not limited to www.get21.com and www.get21poker.com (the "URL'S");

AND WHEREAS: GET21 wishes to use the URL's to operate Online Gaming multi-player blackjack and poker rooms (the "GAMEROOMS");

AND WHEREAS: GET21 wishes to utilize payment processing and back-office services offered by GP and also wishes to sublicense from GP the multi-player blackjack and poker gaming software required to operate the Gamerooms;

AND WHEREAS: GP is willing to provide to GET21 the payment processing and back-office services set out herein and to grant to GET21 a world wide, non-exclusive, non-transferable sublicense to the object code for such software, subject to the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein, the sum of one dollar paid by each party hereto to each of the other parties hereto and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) it is agreed as follows:

1.   DEFINITIONS. As used herein:

     1.1 "AFFILIATE" means any third party who has entered into an agreement with GET21 to promote the URL's;

     1.2 "AFFILIATE PAYOUT" means the total amount paid out pursuant to Affiliate Programs, including administrative costs associated with such payouts, including bank wire and bank draft fees and losses due to Affiliate fraud and legal and administrative costs incurred by GP to address Affiliate fraud;

     1.3 "AFFILIATE PROGRAMS" means any Affiliate, refer-a-friend or similar program offered by GET21 with respect to the Gamerooms; for the purpose of this Agreement;

     1.4 "BONUSES" means promotional monies offered to Players (as agreed to by the parties, acting reasonably) as an incentive to play for real money or make more Deposits;

     1.5 "CAGE SOFTWARE" means the software developed and owned by GP, used to manage Players' wallets, other financial & marketing activities and all additional modules as used by GP and further specified in SCHEDULE "C";

     1.6  "COMMENCEMENT DATE" means September 5, 2006;

     1.7 "CONFIDENTIAL INFORMATION" means all information communicated by one party to another with respect to its business or technology in any format, whether orally, in writing, or visually, including without limitation, details about a party's business, its employees, customer lists, customer and distributor identities and personal information, characteristics and agreements, marketing knowledge and information, sales figures, marketing plans and business plans, strategies, forecasts, unpublished financial information, budgets, projections, programming procedures, source code and object code listings, intellectual property, trade secrets, innovations, inventions, discoveries, applications, research, improvements, product functions, features and specifications, designs, graphics, drawings, prototypes, network systems and any other information, communications (written or verbal), or procedures that are treated as secret or confidential by a party, as well as any information regarding Internet gaming (which means games of chance and/or mixed chance and skill upon which an individual can wager money or money's worth and which wagers are made or effected through the use of the Internet or any similar public or private digital or wireless network now in existence or later developed, including Intranets, Extranets and Virtual Private Networks);

     1.8 "DEPOSITS" means the total amount deposited by Players in order to play multiplayer blackjack or poker in the Gamerooms;

     1.9 "FREQUENT PLAYER POINTS" means points awarded to Players in order to encourage game play. Points are awarded at the rate of 1 point per 1 cent of rake generated by the Player, or at any rate agreed to by the parties from time to time;

     1.10 "FREQUENT PLAYER POINT REDEMPTION" means exchanging Frequent Player Points for entry into tournaments or into other kinds of games, or for gift certificates or prizes. Frequent Player Points are valued at 5 cents per 100 points, or at a rate agreed to by the parties from time to time;

     1.11 "FUNDED TOURNAMENTS" means guaranteed tournaments or freerolls, where the Gameroom covers all or part of the prize pool either through cash or Frequent Player Point Redemption. The parties agree that the contribution to Funded Tournaments shall be calculated based on the proportion of Players from each Cage playing in the tournament;

     1.12 "GAMEROOM MANAGEMENT FEES" means GET21's pro-rata share of the manpower costs incurred by GP to provide the Gameroom Management Services. The pro-rata share shall be calculated every month, for the entire month, based on the "unique active money player" statistic that is provided by the Cage;

     1.13 "GAMEROOM MANAGEMENT SERVICES" means the services set out in SCHEDULE "B" hereto;

     1.14 "ONLINE GAMING" means the presentation of gaming applications via the Internet where a participant places a wager on a game or games, the outcome of which is uncertain;

     1.15 "SPECIAL PROMOTIONS" means any promotion that is not a regular Bonus;

     1.16 "PAYOUT DEDUCTIONS" means the sum of chargebacks plus chargeback fines plus Bonuses plus Player comps/adjustments plus Affiliate Payouts plus Funded Tournaments plus Special Promotions (see SCHEDULE "A") plus Frequent Player Point Redemption plus Gameroom Management Fees;

     1.17 "PAYOUT RATE" means sixty two percent (62%);

     1.18 "SERVICE FEE" means thirty eight percent (38%) of the Rake;

     1.19 "PLAYERS" means the Online Gaming customers of GET21;

     1.20 "PLAYER SOFTWARE" means the user interface portion of the Software;

     1.21 "RAKE" means the fee charged to Players who participate in Online Gaming in the Gamerooms, such fee to be jointly agreed upon by GP and GET21 from time to time;

     1.22 "RAKEBACK PROMOTIONS" means any promotions where Players are explicitly refunded all or a portion of the Rake that they generate.

     1.23 "SOFTWARE" means the object code version of a computer software application that allows multiple users to participate in online blackjack and poker games, including any additions, modifications, alterations, enhancements and upgrades thereto, and the user interface related thereto (i.e. gaming client), as well as the Internet gaming server software required to run the foregoing (i.e. gaming server), as well as the object code version of the Cage Software;

     1.24 "SKINS" means a graphic design of the client application (changes of colors, logos and artwork)

2.   GRANT OF SOFTWARE SUBLICENSES AND CAGE SOFTWARE LICENSE

     2.1 SUBLICENSE. Subject to the terms and conditions hereof or in applicable law, GP hereby grants to GET21 and GET21 accepts from GP, a worldwide, non-exclusive, non-transferable sublicense to distribute and transmit the Player Software to Players, and to grant to Players the right to use the Player Software. GET21 will manage and operate its business activities, through itself or through Affiliates and "Skins" web sites (the foregoing shall not be deemed to constitute a sublicense).

     2.2  CAGE SOFTWARE LICENSE.

          2.2.1 GRANT OF LICENSE. Subject to the terms and conditions hereof or in applicable law, GET21 is hereby granted a non-exclusive, world-wide, license to use the Cage Software in conjunction with the Software in the Gamerooms for the term of this Agreement.

          2.2.2 MAINTENANCE AND UPGRADE. GP shall maintain, support and upgrade the Cage Software for use in connection with the Software. Maintenance will include, in consultation with GET21, developing the Cage Software to work closely with the blackjack and poker software, and providing support to GET21. GP will ensure timely support and response time consistent with industry standards for software support as specified in Schedule "D" attached hereto. GET21 may not reject any maintenance or upgrade provided by GP.

          2.2.3 HARDWARE COSTS. Get21 will reimburse GP for the cost of the computer hardware required to operate a dedicated instance of the Cage Software for the exclusive use of Get21. The cost of the hardware is estimated to be Thirty Six Thousand United States Dollars ($36,000.00 USD). Upon termination of this Agreement, GP will transfer ownership of this hardware to Get21 or its designate.

          2.2.4 THIRD-PARTY SOFTWARE COSTS. Get21 will acquire, at its expense, the licensed third-party software required to operate a dedicated instance of the Cage Software for the exclusive use of Get21. This software consists of one license for Microsoft SQL Server 2005 Enterprise Edition, one license for DataDirect Connect for ODBC Linux Edition, three licenses for Microsoft Windows 2003 Server, one license for Milonic DHTML Menu, and one license for MaxMind GeoIP City/ISP/Organization Downloadable Databases. The cost of this software is estimated to be Twenty Five Thousand United States Dollars ($25,000.00 USD).

     2.3  SERVERS.

          2.3.1 LOCATION OF SERVERS. Throughout the term of this Agreement, GP shall host the blackjack software and Cage Software on servers located in jurisdictions chosen by GP. Poker software will be hosted in jurisdictions chosen solely by the poker software licensor, and GP shall provide written notice to GET21 of any change thereto.

          2.3.2 ACCESS TO SERVERS. GET21 shall not have access to any of the servers under any circumstances.

3.   OWNERSHIP OF URL'S AND ONLINE GAMING LICENCE

     3.1 TRANSFER OF URL'S TO GP. Forthwith upon execution of this Agreement, legal ownership of the URL's shall be transferred to GP. The return transfer documents transferring ownership of the URLs back to GET21 shall be deposited with an escrow agent mutually agreed upon by the parties, at GET21's cost and expense. GP shall retain legal ownership of the URL's throughout the term of this Agreement. GP acknowledges that, forthwith upon termination of this Agreement by either party, GET21 will provide notice to the escrow agent (also copied to GP) that this Agreement has terminated and, unless said termination is denied by GP, the escrow agent shall release the transfer documentation to GET21 and GP shall take whatever other steps may be required of it to transfer the legal ownership of the URL's back to GET21. For clarification, GP can only deny the termination if the agreement has not been validly terminated (including if the applicable notice of termination period has not yet lapsed).

     3.2 ONLINE GAMING LICENSE. GP warrants and represents that it has obtained an Online Gaming license which authorizes the use of the Software for the purposes of Online Gaming on the URL's. GP further warrants and represents that it will maintain in good standing a gaming license (in a jurisdiction acceptable to GP in its sole discretion) throughout the term of this Agreement. GP also warrants and represents that its poker software licensor has obtained an Online Gaming license which authorizes the use of the poker software for purposes of Online Gaming on the URL's.

4.   OWNERSHIP OF DATABASE

     4.1 OWNERSHIP OF PLAYER DATABASE. GET21 shall own the database of its Players and its Affiliates. This database includes, but is not limited to names, addresses, phone numbers and e-mail addresses of GET21 Players and Affiliates. GP will have no rights to and shall not make use of or otherwise exploit GET21's database of Players or afford any third party access or any rights in and to such database, without the prior written consent and approval of GET21 except to the extent necessary to perform GP obligations under this Agreement.

5.   SERVICES

     5.1 SERVICES TO BE PERFORMED BY GP. GP agrees and GET21 authorizes GP to act as the exclusive agent of GET21 in the performance of the following services (the "Services"):

          5.1.1 Twenty-four (24) hours per day and seven (7) days per week telephone and internet assistance to Players in the download and installation of the Player Software, use of purchase and cash-out methods, use of the Software to play in the Gamerooms;

          5.1.2 Get21 shall be assigned a separate merchant sub-account under which all processing activity will be managed;

          5.1.3 24/7 customer service in the following languages: English and Spanish. The service to include all service levels that are provided by GP to its players including addressing complaints and customer relations with Players;

          5.1.4 Customer services (albeit not on a 24/7 basis) in French, German and Hebrew, on a live basis when available and otherwise via email;

          5.1.5 Provision of internet facilities for the distribution of Player Software to users;

          5.1.6 Provision of purchasing risk and fraud protection services related to purchasing as well as a complete analysis of all charge-backs and retrievals;

          5.1.7 Standard 7995 coded credit card processing as well as any other non-credit card payment methods that are and will be used by GP (it being expressly acknowledged that high risk payment processing does not form part of the services to be provided pursuant to this Agreement);

          5.1.8 Chargeback representation;

          5.1.9 Accounting services;

          5.1.10 Processor reconciliation;

          5.1.11 Hosting of the following servers: (a) the blackjack game complex; (b) the GET21 Cage complex and (c) the GET21poker web sites and downloads. For clarification GP will not host GET21's blackjack web and download servers or any other server;

          5.1.12 collection services;

          5.1.13 Preparation of all necessary documentation relating to all accounting of gaming activity regarding Players;

          5.1.14 Provision of Player development and Player retention services, as practiced by GP with its own poker and blackjack players, as further described in the attached SCHEDULE "A";

          5.1.15 Administration of GET21's Affiliate Programs (subject to GET21's obligations with respect to Affiliate Programs as set out in Section 7.3), including:

               (i) Delivery of specifications for the Affiliate Program to permit GET21 to transfer Affiliate information, including Affiliate address information, payment preferences and payment incentive structure utilizing either pay per purchasing customer (CPA) or revenue sharing brackets from the Affiliate Programs to the financial backend system developed and supported by GP;

               (ii) Provision of reporting to track Players installing the
                    Player Software by Affiliate, campaign and banner using the system of tracking codes described in documentation which will provided by GP to GET21 upon execution of this Agreement;

               (iii) Provision of reporting to calculate Rake generation by and for GET21's Affiliates; and

               (iv) Delivery of payments to GET21's Affiliates on a monthly basis.

          5.1.16 Provision of automated Player gaming auditing on promotions approved by GP for use in the Gamerooms;

          5.1.17 Poker gameroom design (the look, feel and content of which shall be mutually agreed upon by the parties);

          5.1.18 Gameroom Management Services; and

          5.1.19 Performance of any other act or service necessary in carrying out the intent of this Agreement as mutually agreed to between the parties from time to time, in writing.

6.   PAYMENTS

     6.1 COLLECTION OF RAKE. Throughout the term of this Agreement, GP shall collect, process and retain all Player Deposits and shall make all required payouts to Players.

     6.2 PAYOUT TO GET21. Throughout the term of this Agreement, GP shall pay to GET21, from the Rake, a monthly amount equal to the following (the "SUBLICENSEE PAYOUT"):

          RAKE X PAYOUT RATE - PAYOUT DEDUCTIONS

     6.3 SERVICE FEE. The Service Fee shall be retained by GP as compensation for the sublicense of the Software, the license of the Cage Software and the Services.

     6.4 PAYMENT. Within ten (10) days of the end of each month throughout the term of this Agreement, GP shall deliver a written statement to GET21 setting out the calculation of the Sublicensee Payout for the previous month. If the Sublicensee Payout is greater than zero ($0.00), payment of the Sublicensee Payout shall be made by GP to GET21 no later than the 10th day of the month following the month in question by way of wire transfer to the account designated in writing by GET21. If the Sublicensee Payout is less than zero ($0.00), GET21 shall pay to GP the amount by which the Sublicensee Payout is less than zero ($0.00), no later than the 15th day of the month following the month in question by way of wire transfer to the account designated in writing by GP.

     6.5 INACTIVE ACCOUNTS. Any management fees collected in relation to inactive Player accounts will be divided between GET21 and GP in accordance with the Payout Rate (i.e. 62% to GET21 and 38% to GP). It is acknowledged and agreed by the parties that any management fees charged to an inactive Player account will be returned to the account if that account once again becomes active and, in such a case, the returned fees will be deducted from amounts otherwise payable to GET21 and GP pursuant to this Agreement, in accordance with the foregoing split.

     6.6 RECORDS. GP shall maintain complete and accurate records with respect to its calculations of the Sublicensee Payout.

     6.7 ONLINE REPORTING. GP shall provide GET21 with 24/7 access to online real-time reporting with respect to the Gamerooms.

     6.8 AUDIT. GET21 shall have the right to verify GP's calculation of the Sublicensee Payout by appointing an independent third party auditor to examine GP's books and records pertaining to this Agreement. Any such audit shall be at the expense of GET21 unless the audit reveals an underpayment by GP to GET21 of greater than five percent (5%) of what should have been paid to GET21 for the period under review, in which case the audit shall be at the expense of GP.

     6.9 TAXES. The Sublicensee Payout shall be inclusive of any and all applicable taxes imposed on either GP or GET21 with respect to the Sublicensee Payout, save and except for taxes payable by GP on its own income.

7.   MARKETING AND PROMOTIONS

     7.1 RESPONSIBILITY OF GET21. It is acknowledged and agreed that all marketing and promotional functions with respect to the URL's shall be performed by GET21, subject to the terms and conditions contained herein. GET21 shall at all times use its best efforts to aggressively market and promote the URL's and acquire new Players.

     7.2 MONTHLY PROMOTION PLAN. Each calendar month throughout the term of this Agreement, GP shall prepare and the parties shall mutually agree upon a promotion plan with respect to the URL's and Gamerooms.

     7.3 SPAM. GET21 covenants and agrees that it and/or its Affiliates will not "spam" or otherwise engage in the sending of unsolicited e-mail to Players or potential Players. GET21 undertakes to take action against any Affiliate in the event of spamming.

     7.4 MARKETING ACTIVITY. Throughout the term of this Agreement, GET21 commits that all marketing activity it undertakes and all marketing activity that is undertaken by its Affiliates and related parties, will be in conformance with the regulations of GP's licensed jurisdictions. Further, GET21 commits to stop or block specific marketing activities within 24 hours of notification by GP that said activities contravene the gaming commission regulations.

     7.5 RAKEBACK. The parties agree that Rakeback Promotions will not be offered to Players.

     7.6 AFFILIATE PROGRAMS. GET21 covenants and agrees that it shall, at its own expense, create Affiliate Program(s) which shall be approved by GP, acting reasonably, and which shall:

          7.6.1 allow Affiliates to sign-up and be approved;

          7.6.2 allow Affiliates to manage their own profile information (name, address, payment preferences);

          7.6.3 allow Affiliates to select and copy banners complete with tracking information; and

          7.6.4 allow GET21 employees to manipulate an Affiliate's profile.

          Notwithstanding anything else contained herein, it is acknowledged and agreed that GP shall have the authority to disable, or direct GET21 to disable, any Affiliate who is determined by GP, acting reasonably and in consultation with GET21, to have participated in or attempted Affiliate fraud.

8.   SUPPORT

     8.1 BLACKJACK TECHNICAL SUPPORT SERVICES. It is agreed and acknowledged that GP shall have no obligation to provide technical support services to GET21 with respect to the blackjack software.

     8.2 POKER TECHNICAL SUPPORT SERVICES. GP will serve as an interface for all technical issues that GET21 has with the poker software.

     8.3 CAGE SOFTWARE SUPPORT SERVICES. GP will directly support GET21 for technical issues with the Cage Software as specified in Section 2.2. Cage Support Services will be subject to the Service Level Agreement detailed in Schedule D.

9.   WARRANTIES, REPRESENTATIONS AND COVENANTS

     9.1 CAPACITY. Each party hereby warrants, represents and covenants to the other that it has the necessary capacity and authority to enter into this Agreement, and GP hereby represents and warrants to GET21 that it possesses sufficient rights and authority to grant to GET21 the non-exclusive sublicense contemplated by this Agreement.

     9.2 LIMITATION BY GP. It is acknowledged that the multi-player blackjack Software is proprietary to a related company of GET21 and, as such, GP's sublicense of the multi-player blackjack Software to GET21 is on a completely "as is" basis and without any representations or warranties whatsoever.

10.  LIMITATION OF LIABILITY

     10.1 LIMITATION OF LIABILITY: IN NO EVENT WILL GP BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE, PERFORMANCE OR DOWNTIME OF THE SOFTWARE, OR OTHER GP-PROVIDED MATERIAL WHETHER IN AN ACTION IN CONTRACT OR TORT INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND WHETHER OR NOT GP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     10.2 LIMITATION REGARDING SERVICES: GP SHALL NOT IN ANY WAY BE LIABLE (IN CONTRACT OR TORT) FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM ANY OF THE SERVICES (OR LACK THEREOF) GP PROVIDES TO GET21, UNLESS FRAUD HAS BEEN COMMITTED BY GP AND/OR ITS EMPLOYEES AND/OR CONTRACTORS FOR WHICH GP IS OTHERWISE RESPONSIBLE.

11.  INDEMNIFICATION

     11.1 INDEMNIFICATION BY GET21: Unless GP is determined by a court of competent jurisdiction to be negligent or to have engaged in intentional misconduct or breach of this Agreement, GET21 agrees to indemnify and save GP harmless from and against any and all claims, demands, costs and liabilities (including all reasonable legal and attorney fees and expenses) of any kind whatsoever, arising directly or indirectly out of claims brought by Players or any third party, including without limitation, any financial institutions, government departments or agencies relating to the use and operation of the URL's, Gamerooms or Software by GET21 and Players.

12.  CONFIDENTIALITY

     12.1 TREATMENT OF CONFIDENTIAL INFORMATION: Neither party shall in any way duplicate, use, or disclose to any third parties, all or any part of the other party's Confidential Information, except in accordance with the terms and conditions of this Agreement, and neither party may use such Confidential Information (or allow any Affiliate the right to use such Confidential Information) for any reason other than for purposes of fulfilling its obligations as set forth herein. Each party shall have an appropriate agreement with each of its employees, contractors, Affiliates and agents having access to the other party's Confidential Information sufficient to enable that party to comply with all the terms of this Agreement. Each party agrees to protect the other's Confidential Information with the same standard of care and procedures which it uses to protect is own trade secrets and confidential or proprietary information of like importance and, in any event, shall adopt or maintain procedures reasonably calculated to protect such Confidential Information. Each party agrees to hold the other party's Confidential Information in trust and confidence for such party and not to use same other than as expressly authorized under this Agreement. Each party agrees not to disclose any such Confidential Information without the prior written consent of the other, to anyone other than the party's employees, professional advisors, contractors, and agents who have a need to know same to carry out the rights and obligations granted hereunder.

     12.2 ACTION TO PROTECT: Each party shall promptly report to the other any actual or suspected violation of the terms of this Article 12.1, and shall take all reasonable steps to prevent, control or remedy such violation.

     12.3 EQUITABLE RELIEF: In recognition of the unique and proprietary nature of the information disclosed by the parties pursuant to this Agreement, it is agreed that each party's remedies for a breach by the other of its obligations under this Article 12.1 may be inadequate and the disclosing party shall, in the event of such breach be entitled (from a court of law) to equitable relief in any court of competent jurisdiction, including without limitation, injunctive relief and/or specific performance, in addition to any other remedies provided hereunder or available at law.

13.  NON-SOLICITATION

     13.1 NON-SOLICITATION: The parties agree that during the term of this Agreement, and for a period of one (1) year after the termination of this Agreement (for any reason whatsoever), neither shall, individually or jointly, directly or indirectly, hire any employees, consultants or contractors of or to the other, or persons who were employees, consultants or contractors of or to the other during the 90 days immediately preceding the termination of this Agreement; nor shall either of GP or GET21 solicit or induce or attempt to induce any employees, consultants or contractors of or to the other to terminate their employment, consulting, contracting or similar agreement with the other.

14.  TERM AND TERMINATION

     14.1 EFFECTIVE DATE AND TERM. The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years or until earlier terminated by any party pursuant to the terms of this Agreement; provided, however, that at the expiration of the initial or each renewal term, if any, this Agreement shall automatically be renewed for successive additional periods of one (1) year, unless either GP or GET21 shall have delivered to the other notice in writing of its intention not to renew at least ninety (90) days prior to the expiration of the then current term. For the avoidance of doubt, in the event that GP chooses not to renew this Agreement, the parties agree to undertake, in good faith, and using their best efforts, to reach an agreement, to allow GET21 to continue to operate under the same network as GP.

     14.2 TERMINATION BY GET21. Notwithstanding the foregoing, at any time after the twelve (12) month anniversary of the Commencement Date, GET21 shall be entitled to terminate this Agreement upon no less ninety (90) days prior written notice to GP. For the avoidance of doubt, in the event that GET21 chooses to terminate this Agreement pursuant to this clause, the parties agree to undertake, in good faith, and using their best efforts, to reach an agreement, to allow GET21 to continue to operate under the same network as GP.

     14.3 REVIEW OF PAYOUT RATE. Six (6) months after the Commencement Date, the parties shall review the Payout Rate to ensure that it provides for reasonable profit to GP. The parties shall, if necessary, negotiate a mutually acceptable increase in the Payout Rate. If the parties are unable to agree upon a revised Payout Rate, then GP shall be entitled to give written notice to GET21 of its intention to terminate this Agreement on the date which is one (1) year from the Commencement Date.

     14.4 GROUNDS FOR TERMINATION. GET21 or GP may immediately terminate this Agreement upon notice to the other upon the occurrence of any of the following events:

          14.4.1 if the other party is in default in any material respect in the performance of any of its obligations under this Agreement or otherwise commits any material breach of this Agreement, and such default continues uncured after ten (10) days' written notice from the notifying party to such other party stating the particulars of such default; or

          14.4.2 if such other party files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition or similar relief under any federal, provincial or local law regarding the insolvency or relief for debtors or makes an assignment for the benefit of creditors, or if a receiver, trustee or similar officer is appointed for the business or property of such other party, or if any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such other party and not stayed, enjoined or discharged within thirty (30) days.

     14.5 POST TERMINATION. Upon the termination of this Agreement, GP shall surrender to GET21 all files, records, contracts and information which may be requested by GET21 and which are pertinent to the continuing operation and administration of its business , subject to the proviso that GET21 shall reimburse GP for any reasonable costs in connection with reproduction of documents and information which GP, acting reasonably, is of the opinion that it should retain to support or verify its actions during the term of this Agreement.

     14.6 COSTS OR DAMAGES. No costs or damages shall be payable to or by any party as a result of the termination or non-renewal of this Agreement other than costs and damages arising out of a breach of this Agreement.

15.  NOTICES

     15.1 NOTICES. Any notice, communication, payment or demand required or permitted to be given or made hereunder shall be sufficiently given or made for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or if transmitted by telecommunications or electronic facility, at the addresses as set forth below, namely:

          if to GP:

          11 Old Parham Road, St. John's, Antigua

          Telecopier:       *
          Email:            admin@goldenpalace.com


          if to GET21:

          9 Myrtle Street, Douglas, Isle of Man

          Telecopier:       *
          Email:            *

          or at such other address as may be given by such person to the other parties hereto in writing from time to time.

          All such notices shall be deemed to have been received when delivered or transmitted, Notices shall be given by personal delivery, facsimile transmission or electronic mail.

16.  GENERAL

     16.1 TIME OF THE ESSENCE: Time shall be of the essence of this Agreement.

     16.2 HEADINGS: Headings are inserted only for convenience and shall not be construed as part of this Agreement.

     16.3 ENFORCEABILITY: The invalidity of any provision of this Agreement or any covenant herein contained on the part of any party shall not affect the validity of any other provision or covenant hereof or herein contained. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof which is necessary to render said provision valid, legal and enforceable, shall, to the extent possible, be severed from the Agreement.

     16.4 FURTHER ASSURANCES: The parties agree to do all such things and to execute such further documents as may reasonably be required to give full effect to this Agreement.

     16.5 ENTIRE AGREEMENT: This Agreement and the schedules attached hereto constitute the entire agreement between the parties concerning the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth in this Agreement and the schedules attached hereto.

     16.6 REMEDIES: The remedies expressly stated in this Agreement shall be in addition to and not in substitution for those generally available at law or in equity.

     16.7 WAIVER: No waiver of any provision of this Agreement by a party shall be enforceable against that party unless it is in writing and signed by an authorized officer of that party. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision, nor will any such waiver constitute a continuing waiver unless expressly provided.

     16.8 ASSIGNMENT: GET21 cannot assign this Agreement or the rights granted hereunder without the prior written consent of GP (not to be unreasonably withheld); and provided further that any assignee must be financially able to perform under this Agreement (as determined by GP) and must agree to be bound by the terms hereof.

     16.9 COUNTERPARTS: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

     16.10 FACSIMILE TRANSMISSION: This Agreement may be transmitted by facsimile or such similar device and the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals. Each party undertakes to provide the other with a copy of this Agreement bearing an original signature forthwith upon request.

     16.11 INDEPENDENT CONTRACTORS: GP and GET21 are independent contractors. No partnership relationship, joint venture or relationship of principal to agent, master to servant, employer to employee is established hereby between GP and GET21 and neither party has the authority to bind the other or incur any obligations on its behalf.

     16.12 FORCE MAJEURE: Notwithstanding anything to the contrary contained in this Agreement, the failure or delay in performance by either GP or GET21, other than the performance of payment obligations, shall be excused to the extent it is caused by an event beyond the party's control (a "FORCE MAJEURE EVENT"), provided that the party prevented from or delayed in rendering performance notifies the other party immediately and in detail of the commencement and nature of such cause, and provided further that such party uses its best efforts to render performance in a timely manner, utilizing to such end all resources reasonably required in the circumstances.

     16.13 ARBITRATION: The parties hereto agree that:

          16.13.1 if any dispute shall occur between them relating to the interpretation or implementation of any of the provisions of this Agreement, such dispute shall be resolved by binding arbitration;

          16.13.2 the arbitration shall be conducted by a single arbitrator located in the London, England. If the parties cannot agree upon an arbitrator, an arbitrator shall be appointed by a judge of the English courts on the application of either party hereto;

          16.13.3 the arbitration shall proceed in accordance with the provisions of the ARBITRATIONS ACT, currently implemented in England. The decision arrived at by the arbitrator shall be final and binding upon the parties hereto and no appeal shall lie therefrom; and

          16.13.4 the unsuccessful party shall bear the costs of the arbitration, as well as the costs of the successful party on a solicitor and client scale.

     16.14 CURRENCY: All sums of money referred to in this Agreement are expressed in United States Dollars unless otherwise stated.

     16.15 SURVIVAL: Notwithstanding anything else contained herein, all provisions which by their nature are intended to survive termination shall survive any termination of this Agreement.

     16.16 GOVERNING LAW: This Agreement shall be exclusively governed, and construed in accordance with, the internal laws of England without regard to conflicts of law provisions. The parties hereby submit and attorn to the exclusive jurisdiction of the courts of England.

     16.17 BINDING AGREEMENT: This Agreement shall be binding on the parties hereto, their respective heirs, executors, administrators and permitted assigns.

     16.18 INDEPENDENT LEGAL ADVICE. The parties hereto acknowledge that:

          16.18.1 they have each had, or had the opportunity to obtain, independent legal advice;

          16.18.2 they each understand their rights and obligations under this Agreement;

          16.18.3 they are each signing this Agreement voluntarily; and

          16.18.4 notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

IN WITNESS WHEREOF the parties have duly executed this Agreement.


                             GOLDEN PALACE LIMITED


                             Per: /s/ Richard Rowe c/s
                             ----------------------------
                             Richard Rowe

                             I have the authority to bind the Corporation

                             GET21 GROUP.

                             Per: /s/ Uri Levy c/s
                             ----------------------------
                             [Authorized Signing Officer]

                             I have the authority to bind the Corporation

                                  SCHEDULE "A"

                        PLAYER DEVELOPMENT AND PROMOTIONS

o    GAMEROOMS UPDATED MONTHLY.

     Gamerooms to be monitored to make sure content (promo code names end & start dates etc...) are correct.

o    PREPARATION OF CONTENT FOR THE MONTHLY ACTIVITY FOR THE GAMEROOMS.

     Provide specific promos or satellites tournament details for posting.

o    CREATING AND SETTING UP VARIOUS PROMOS.

     Promo codes to be created with relevance on the respective systems. Create codes according to the theme of the event/holiday and also determine which Players will receive them ( i.e. if a Christmas bonus use the name "noel" and choose the date, Then send offer to all Players who have made a Rake contribution in the last 30 days).

o    ARRANGE AND SET UP STANDING OFFER DEFAULT PROMOS.

     Standard Offers are as follows

     Sign up Offer: Is posted on the Gamerooms and is available to all new Players.

     MATCH OFFERS EVERY WEEK: These are e mailed every week to:

     1)   In actives: Players who have never played for Real only Fun.

     2)   Re actives: Players who have not played in the last 30 days.

     MATCH OFFERS FOR SPECIAL OCCASIONS OR HOLIDAYS: These are e mailed to all Players who have made a Rake contribution within the 6 months prior to the offer.

     MATCH OFFERS FOR SPECIALTY OFFERS: This is emailed to the database when promoting a new product or new method of payment.

o    MASS CREDIT BONUSES TO PLAYERS FOR VARIOUS PROMOS.

     Certain Bonus offers require mass crediting a selected group of Players with either $$ or Action Points.

o    MONITORING TABLE ACTIVITY.

     Monitoring multi table tournaments and various cash tables for any illegal chat, play or chat posting (promoting other poker sites)

o DISTRIBUTING SPONSORSHIP PACKAGES (HATS, SHIRTS ETC...) TO PLAYERS WHO REQUEST TO PROMOTE THEIR OWN TOURNAMENTS.

     There are many Players who make requests for sponsorship of tournaments that they are either playing in or organizing. (creation of sponsorship materials and shipping is not included)

o    CREATING CONTENT FOR MONTHLY NEWSLETTER.

     Preparation of content for newsletters (i.e. upcoming events and satellite tournaments, software changes and names of events seat winners of past and ongoing satellite qualifiers).

o    REGISTRATION AND LIASING WITH LIVE TOURNAMENTS.

     Arranging "registered sponsor" status with anyone of these (WPT Travel channel, WSOP ESPN & ABC and UPC WGN) in order to be able to have a Player represent the Gamerooms. (Registration costs not included)

o    ARRANGING FOR PLAYER'S REGISTRATION FOR LIVE EVENTS.

     Whenever a Player wins a satellite seat to a major event, we will arrange to have their buy ins for events wired to the respective casinos, crediting their travel expense money and supplying Players with gear specifically provided for the events, travel etc...(wiring fees, travel costs, cost of gear not included)

o    CARE OF VIP PLAYERS.

     Special arrangements with Players, where Gameroom pays the buy in for a major event and should Player finish in the money, room retains a % of the winnings which is used for future buy ins for that Player (special arrangement costs not included)

     Any services or costs not specifically included above can be provided upon request and treated as Special Promotions in the Payout Deductions.

                                  SCHEDULE "B"

             GAMEROOM MANAGEMENT RISK COLLUSION PREVENTION SERVICES

Gameroom Management Services consist of:

1)   The management of Gameroom content where content includes:

     o creation, management and deletion of game tables and regular tournaments;

     o the creation and management of entertaining themed tournaments and events designed to generate and maintain interest in the Gameroom with guaranteed prize pools, or the opportunity to win seats and land based events;

     o the creation of a monthly Gameroom event schedule which can be used by the parties as content on related web sites and in e-mail messages to Players.

2) Consultation services for customer service representatives to assist them in helping customers with their understanding of the game, its rules and the particular requirements and restrictions of a particular event.

3) Expert review of suspected fraudulent play based on reports from customer service representatives, reports from other Players and reports generated automatically by the gaming system as a result of statistically deviant patterns.

During the first 12 months of operation, it is anticipated that delivery of Gameroom Management Services will require the employment of two expert professional blackjack players and four senior administrative staff.

                                  SCHEDULE "C"

                             SCOPE OF CAGE SOFTWARE

WHAT IS THE CAGE SOFTWARE ("CAGE")?

The Cage acts as the financial institution for the Game. Essentially, it is a bank. Its primary function is to provide an online wallet for Players. Players withdraw money from the wallet to play in games and then return money to the wallet when they have finished.

The Cage manages Players' requests to fund their wallets from other financial institutions (credit cards, bank accounts, etc.) or to be paid the money that is in their online wallet.

The Cage also provides the ability to manage the Player. This includes allowing customer service agents to:

     [_] Lock a Player from logging in and/or performing financial transactions.

     [_] Set the maximum amount a Player may deposit into the wallet in a day, week or month.

     [_] Adjust the balance of money that is currently held in a Player's wallet.

     [_]  Edit Player contact and payment information.

     [_]  Cause money held in the wallet to be paid to the Player.

     [_]  View the transaction history in a Player's account.

     [_]  Leave notes about a Player.

The Cage provides automated and manual tools to detect and prevent fraud from occurring during the registration, deposit or payment process.

The Cage provides the ability to track and pay earnings to Affiliate and franchise advertisers. The owners of these third-party advertisers have access to reporting on their earnings and the activity of their referrals. The Cage provides registration services for franchise advertisers.

The Cage provides simple tools to conduct basic segmentation of Players and to analyze their financial activity in aggregate.

The Cage provides tools to manage chargebacks.

The Cage provides tools to allow a telemarketing team to help Players purchase.

The Cage contains a set of accounting tools to reconcile transactions and balances with appropriate third parties (i.e. game vendors and financial institutions).

The Cage provides a set of APIs that game vendors may use to integrate with the Cage.

What the Cage is not:

The Cage does not provide any game services, game facilities, game play management or analysis of game activity or performance.

The Cage does not provide any tools to detect or prevent fraudulent activity in the game room.

The Cage does not provide any tools or services to conduct accounting for the financial activity that occurs in the Gameroom.

The game must provide facilities to conduct all game play along with the ability to manage game play, review game play, detect fraudulent game play, etc. In addition, the game must manage any game specific Player information.

The Cage does not provide any services to attract or manage Affiliates.

Where appropriate, the game should provide functions that overlap with the Cage.

                                   SCHEDULE D

                    CAGE SERVICES AND SERVICE LEVEL AGREEMENT

1.   DEFINITIONS.

     In addition to the capitalized terms defined in the Sublicense and Services Agreement (the "AGREEMENT") to which this Cage Service and Service Level Agreement (the "SLA") is attached as Schedule "D", the following terms shall have the meanings provided below:

     "CRITICAL ERROR" A Critical Error occurs when a Primary Functionality of the Cage Software is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the Player experience is materially adversely affected and there is no Work Around or the system crashes or locks up or there is data loss or corruption, or else where GET21 authorized personnel reports any error and requests it be corrected, regardless of the magnitude of the error.

     "DOWNTIME" means that the Cage Software is inaccessible via the Internet for one (1) minute or more, excluding (a) normal maintenance that is routinely scheduled pursuant to Section 2.1 of this SLA for purposes of "updates" and "releases" to the Cage Software, (b) downtime caused by malfunction of GET21's or a third party's software or equipment or by GET21's negligence, or misuse of the Cage Software and (c) downtime arising out of Force Majeure events described in the Agreement.

     "HIGH ERROR" A High Error occurs when (i) a Primary Functionality of the Cage Software is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the Player experience is materially adversely affected but a reasonable Work Around exists; or (ii) a Secondary Functionality of the Cage Software is inaccessible, unusable or inoperative and there is no Work Around.

     "MEDIUM ERROR" A Medium Error occurs when a Secondary Functionality of the Cage Software is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the Player experience is materially adversely affected but a reasonable Work Around exists.

     "LOW ERROR" A Low Error occurs when there is an issue of minimal impact to a Secondary Functionality of the Cage Software and a reasonable Work Around exists.

     "PRIMARY FUNCTIONALITY" means the ability of the Player to access and use the full functionality of the Cage Software and without which the Cage Software is inaccessible, unusable, inoperative or degraded or retarded to such an extent that the Player experience is materially adversely affected.

     "SECONDARY FUNCTIONALITY" means functionality which supports the Primary Functionality of the Cage Software but failure of which does not result in an inability to use the Cage Software.

     "TECHNICAL SUPPORT" means all of the services described in this SLA.

     "WORK AROUND" means a temporary resolution that restores the service and operation of the Cage Software in full accordance with the relevant specification without loss of functionality.

2.   SERVICE LEVEL OBJECTIVES.

2.1  SYSTEM AVAILABILITY.

     2.1.1 Subject to the terms and conditions of the Agreement and this SLA, GP shall keep the Cage Software used by GET21 hereunder available 99.5% of the time on a 24/7, 365-day a year basis, agreed scheduled maintenance time pursuant to section 2.2 below excepted.

     2.1.2 For each minute of Downtime (where the Cage Software does not meet the availability requirement set out above in Section 2.1.1) occurring during any calendar month to the Cage Software, GET21 will be entitled to a payment of credit (the "SERVICE CREDIT") against amounts payable to GP under Section 6 of the Agreement in such month in an amount equal to the product of (i) the Average Daily Revenue divided by 1440 and (ii) the number of minutes in such month of Downtime. For purposes of the foregoing, "Average Daily Revenue" shall mean with respect to any month (x) the sum of revenues generated in such month by gaming software connected to the Cage Software, in each case less the Service Fees divided by (y) the number of days in the applicable month. Notwithstanding the foregoing, in no event shall the Service Credit in any month be greater than the Service Fees for such month. GET21 shall document each Downtime occurrence and provide such documentation to GP within ten (10) days of the occurrence, and must include a description of the Downtime with the time of the event, duration, and any diagnostic information substantiating the Downtime.

2.2 SCHEDULED DOWNTIME. Cage Software maintenance shall be conducted by GP in accordance with a schedule, which has been agreed to in advance by both GP and GET21, acting reasonably. It is understood by the Parties that the number of scheduled maintenance occurrences will be kept to a minimum and within generally acceptable levels and in conformity with good industry standards.

2.3 NETWORK SERVICE PROVIDER OR INTERNET OUTAGES. Notwithstanding the foregoing, GP will not give Service Credit for Downtime resulting from network service provider outages or Internet outages resulting from failures outside the explicit control of GP. GET21 acknowledges that GP does not and cannot control the flow of data to or from GP's network and other portions of the Internet. Such flow depends in large part on the performance of Internet services provided or controlled by third parties.

2.4 SECURITY SHUT-DOWNS. Notwithstanding the foregoing, Service Credit will not be given for any events resulting from any interruption in the provision of any Cage Software application due to circumstances reasonably believed by GP to be a significant threat to the normal operation of the Cage Software or integrity of Player data and which are outside GP's control. In the event of such an interruption or shutdown, GP will return the affected Cage Software application to normal operation as soon as reasonably possible. Upon request, GP will provide GET21 with a copy of its security policies then in effect.

3.   TECHNICAL SUPPORT.

3.1 STANDARD TECHNICAL SUPPORT: GET21's authorized personnel will be given the telephone number and email address for GP technical support personnel. GP shall provide telephone support to GET21 on issues relating to the Cage Software between the hours of 9.00 a.m and 5.00 p.m Eastern Time, Monday through Friday. GP may provide on-line support to GET21 on issues relating to the Cage Software through a website. GP will also provide an emergency number providing 24-hour response for logging the support call.

3.2 EXCLUSIONS FROM SUPPORT SERVICES. GP shall have no obligation to provide support services for any hardware or software used by GET21 if such hardware or software is improperly used by GET21 or other unauthorized personnel.

4.   UPDATES.

     GP shall periodically update the Cage Software at no additional cost to GET21, which updates shall implement bug fixes or enhancements as reasonably determined by GP in consultation with GET21.

5.   PRIORITY LEVELS FOR TECHNICAL SUPPORT.

5.1 PRIORITY LEVELS. Problems shall be categorized by GET21 according to the priority levels set forth in this Section 5.

5.2 CRITICAL ERRORS. GP shall diagnose a Critical Error within twenty-four (24) hours of notification by GET21 and will implement a fix or a Work Around as soon as reasonably possible and in no event more than two (2) calendar days after initial notification by GET21. Downtime shall be categorized as a Critical Error.

5.3 HIGH ERRORS. GP shall diagnose a High Error within forty-eight (48) hours of notification by GET21 and will implement a fix or a Work Around as soon as reasonably possible and in no event more than four (4) calendar days after initial notification by GET21.

5.4 MEDIUM ERRORS. GP shall diagnose a Medium Error within three (3) business days of notification by GET21 and will implement a fix or a Work Around as soon as reasonably possible and in no event more than six (6) business days after initial notification by GET21.

5.5 LOW ERRORS. GP shall diagnose a Low Error and will implement a fix or a Work Around as soon as reasonably possible and in no event more than twenty
     (20) business days after initial notification by GET21.

5.6 FAILURE TO COMPLY. In the event that GP: (1) fails to diagnose an error within the applicable time frame set out herein, or (2) fails to implement a fix or Work Around within the applicable time frame set out herein (in either case, the "Deadline"), then notwithstanding anything to the contrary contained in this Agreement, the calculation of the Sublicensee Payout for the number of calendar days from the Deadline to and including the date on which the error is properly diagnosed by GP or a fix or Work Around is successfully implemented by GP, as the case may be shall be:

                 Sublicensee Payout = Rake - Payout Deductions.

     To be clear, all Payout Deductions will still be in effect.

     For these purposes "notification" shall commence upon the written notification by GET21 to GP of an error.

     Any change of the terms of this Schedule D shall be negotiated in good faith, mutually agreed and will have no effect unless both parties agree to it in writing.